Exhibit 99.1

News Bulletin
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com		Richard Putnam Investor Relations (801) 817-1776
FRANKLINCOVEY ANNOUNCES REDEMPTION OF $37 MILLION OF PREFERRED STOCK AND NEW CREDIT FACILITY

Salt Lake City, Utah - March 14, 2007 - FranklinCovey (NYSE: FC) today announced that it has given shareholders of its Series A Preferred Stock notice of redemption for the remaining $37.3 million of outstanding preferred stock. The notice was given to shareholders of record as of March 14, 2007, and provides for a redemption price of $25 per share plus accrued dividends through April 4, 2007, the redemption date. The Company estimates that the redemption will result in the acquisition and cancellation of approximately 1.5 million shares of its Series A Preferred Stock. The regular quarterly dividend payment due on March 15, 2007 will be paid on that date.

The Company also announced that its Board of Directors has authorized and the Company has entered into a $25 million revolving line of credit facility with its bankers, JP Morgan Chase and Zions First National Bank. The credit facility will be used for the redemption of the preferred stock and for working capital purposes.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products for 39 offices servicing more than 100 countries.